EXHIBIT 23.1





                         Consent of Independent Auditors



The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 18, 2004, relating to the balance sheets of Tofutti
Brands Inc. as of December 27, 2003 and December 28, 2002 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 27, 2003 Annual Report on Form 10-KSB/A1 of Tofutti Brands Inc.

                               /s/ Wiss & Company
                               WISS & COMPANY, LLP


Livingston, New Jersey
June 22, 2004